Exhibit 99.1

            Zale Corporation Announces Second Quarter Sales Results


    DALLAS--(BUSINESS WIRE)--Feb. 2, 2006--Zale Corporation (NYSE:
ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the second quarter ended January 31, 2006, comparable store sales increased 1.4%. Comparable store sales exclude the results of the 29 Bailey Banks & Biddle stores previously announced as designated for closure that were managed by an independent liquidator during the period. Total revenues for the period, also excluding the store closures, were $978 million compared to $952 million last year, an increase of 2.7%. Total revenues for the period, including the store closures, were $993 million compared to last year's revenues of $972 million for the period, an increase of 2.2%.
    Year-to-date total revenues, excluding the store closures, increased 2.2% to $1.397 billion, compared to $1.366 billion for the same period last year. Including the store closures, year-to-date total revenues increased 1.9% to $1.421 billion, compared to $1.395 billion for the same period last year. Year-to-date comparable store sales, which exclude the store closures, increased 0.6%.
    Additionally, pursuant to its stock repurchase program, the Company purchased during the quarter approximately 2,079,000 shares of its common stock totaling $55 million. This completes the Company's $100 million authorization with over 3,716,000 shares repurchased at an average price of $26.88 per share.
    Zale Corporation will announce its second quarter fiscal 2006 earnings results on February 17, 2006. A conference call will be held at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,400 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.



    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer